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FORM 4                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ---------------------------
                                                        Washington, D.C.  20549                                   OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER                                                                          ---------------------------
    SUBJECT TO SECTION 16.                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB Number        3235-0287
    FORM 4 OR FORM 5                                                                                     Expires: September 30, 1998
    OBLIGATIONS MAY CONTINUE.   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
    SEE INSTRUCTION 1(b).         Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .....0.5
                                           Section 30(f) of the Investment Company Act of 1940           ---------------------------

(PRINT OR TYPE RESPONSES)
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1. Name and Address of Reporting  2.  Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person(s) to Issuer
   Person*
                                                                                        (Check all applicable)
                                  MPW Industrial Services Group, Inc.  "MPWG"
 Klisares   Pete      A.                                                             _X_ Director               ___10% Owner
-------------------------------------------------------------------------------      ___ Officer (give title    ___Other
(Last)      (First)  (Middle)     3.  IRS(Identification     4. Statement for            below)                    (specify below)
                                      Number of Reporting       Month/Year
                                      Person, if an entity
      6634 Lower Lakes Drive          (Voluntary)               November 1999                 -----------------------
---------------------------------                            -----------------------------------------------------------------------
            (Street)                       N/A               5. If Amendment,        7. Individual or Joint/Group Filing
                                                                Date of Original        (Check Applicable Line)
                                                                (Month/Year) N/A        _X_ Form filed by One Reporting Person
                                                                                        ___ Form filed by More than One
Westerville  Ohio    43081                                                                  Reporting Person
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(City)    (State)    (Zip)
                                  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.  Title of Security     2. Trans-   3.  Trans-     4.  Securities Acquired (A) 5. Amount of       6. Ownership       7. Nature of
     (Instr. 3)              action       action         or Disposed of (D)         Securities         Form:  Direct      Indirect
                             Date         Code           (Instr. 3, 4 and 5)        Beneficially       (D) or Indirect    Beneficial
                             (Month/      (Instr. 8)                                Owned at           (I)                Ownership
                             Day/     -------------------------------------------   End of Month       (Instr. 4)         (Instr. 4)
                             Year)    Code    V        Amount  (A) or   Price       (Instr. 3 and 4)
                                                               (D)
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Common Stock                11/3/99    P               5,000    A       8.375/sh.       6,000               D                N/A
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-97)

CO:  1037226v1
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FORM 4 (CONTINUED)               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative  2. Conver-    3. Trans-    4. Transac-      5. Number of       6. Date Exer-       7. Title and Amount of
   Security (Instr. 3)     sion or       action       tion Code        Deriv-             cisable and         Underlying Securities
                           Exercise      Date         (Instr. 8)       ative              Expiration          (Instr. 3 and 4)
                           Price of     (Month/                        Securities         Date
                           Deriv-        Day/                          Acquired           (Month/
                           ative         Year)                         (A) or             Day/Year)
                           Security                                    Disposed
                                                                       of (D)
                                                                       (Instr. 3, 4,
                                                                       and 5)



                                                  ----------------------------------------------------------
                                                     Code      V      (A)       (D)    Date        Expi-       Title    Amount
                                                                                       Exer-       ration               or
                                                                                       cis-able    Date                 Number
                                                                                                                        of
                                                                                                                        Shares
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Stock Option (right to      $8.63     11/5/99      A         V      1,000     N/A      11/5/00     11/5/09    Common    1,000
buy)                                                                                                          Stock
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     8. Price      9. Number     10. Owner-        11. Na-
        of            of Deriv-      ship              ture
        Deriv-        ative          Form of           of In-
        ative         Secur-         Deriv-            direct
        Secur-        ities          ative             Bene-
        ity           Bene-          Secu-             ficial
        (Instr.       ficially       rity:             Own-
        5)            Owned          Direct            ership
                      at End         (D) or            (Instr.
                      of             Indirect          4)
                      Month          (I)
                      (Instr. 4)     (Instr.
                                      4)






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        N/A           3,000         D              N/A

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Explanation Of Responses:


**Intentional misstatements or omissions of facts constitute federal criminal    By: /S/ Pete A. Klisares        12/9/99
  violations.                                                                        ----------------------      -------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see instruction 6 for procedure.                                          Page 2
                                                                                                           SEC 1474 (7-97)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

CO:  1037226v1

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